                                                                    EXHIBIT 10.1

                      TRIUMPH-LANCASTER HOUSING PARTNERS
                       A CALIFORNIA LIMITED PARTNERSHIP

                         LIMITED PARTNERSHIP AGREEMENT

  THIS LIMITED PARTNERSHIP AGREEMENT is made and entered into as of this 5th day of August 1996 by and between INCO HOMES CORPORATION, a Delaware corporation and the GIBBS FAMILY TRUST DATED FEBRUARY 19, 1993, Thomas E. Gibbs, Jr., Trustee ("Gibbs" or "Limited Partner" herein) with reference to the following facts:

  A. Inco has contracted to purchase Seventy-Eight (78) mapped single family lots in the City of Lancaster, County of Los Angeles, State of California from Kaufman and Broad of Southern California, Inc., under that certain Agreement of Purchase and Sale dated May 1996. Twenty (20) lots must be purchased at the close of escrow which is scheduled to close the first week of August 1996 and Inco has Three (3) options to purchase the balance of the lots over a period of time. The legal description of these lots (the "Real Property" herein) is as follows:

  Lots 1 - 6 inclusive, Lots 25 - 36 inclusive, Lots 56 -112 inclusive, and Lots 124 - 126 inclusive, of Tract #49864-03 as per Map recorded in Book 1194, pages 11 - 16 inclusive of Maps in the Office of the County Recorder of Los Angeles County, California.

  B. The Real Property is zoned, mapped, and has all of the required government entitlements, except building permits and other incidental reasonably obtainable approvals/permits, necessary to immediately develop same with single family houses.

  C. Inco has determined that it will need One Hundred and Ninety Thousand Dollars ($190,000) of equity capital necessary to complete the purchase of the first Twenty (20) lots of the Real Property. Inco has represented to Gibbs that it will obtain from third party sources, or advance to the project, all of the additional funds that will be required to timely exercise the options to purchase the remaining lots of the Real Property and to construct and sell Seventy-Eight (78) single family houses thereon. Inco desires to enter into a partnership with a limited partner who will contribute to the partnership all of the equity capital necessary to accomplish the foregoing in exchange for a share of the profits realized from the sale of houses developed by Inco on the Real Property.

  D. Inco has represented to Gibbs that it has all of the personnel, knowledge and expertise, and that it believes that it can obtain all remaining governmental approvals and third party financing, that it will need to timely purchase all of the Real Property and develop the Real Property with Seventy-Eight (78) single family houses, sell same to buyers in the "entry-level" price market in Lancaster, California, and thereby earn a substantial profit for the partners.

  E. Inco and Gibbs hereby agree to form a California limited partnership (the "Partnership" herein) pursuant to the terms and conditions of this Limited Partnership Agreement. Inco will contribute to the Partnership certain funds and services and shall take all action necessary to finance and develop the Real Property with single family houses and sell same at a price that will earn the maximum possible profit reasonably obtainable for the partners. Gibbs will contribute One Hundred and Ninety Thousand Dollars ($190,000) of equity capital to the Partnership on the date hereof.

  F. Inco and Gibbs desire to enter into this Limited Partnership Agreement to document their formation of the Partnership.

  NOW, THEREFORE, in reliance upon the foregoing recitals and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

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ARTICLE I
DEFINITIONS

  Unless otherwise expressly provided herein or unless the context otherwise requires, the following terms are hereby defined as follows: 1.01 "Adjusted Invested Capital" of a Partner shall mean the "Original Invested Capital" of a Partner, which is the total amount of Capital contributed to the Partnership as set forth in Sections 4.01 and 4.02 hereof, increased by the value of all additional contributions to Partnership Capital thereafter made by the Partner (Section 4.03 hereof) and reduced by the value of all Distributions thereafter made to the Partner pursuant to Section 5.03(b)(iii) hereof; provided, however, that a Partner's Adjusted Invested Capital shall not be reduced below Zero Dollars ($0).

  1.02 "Affiliate" shall mean:

   (i) Any Person directly or indirectly controlling, controlled by or under common control with another Person;

   (ii) Any Person owning or controlling Ten Percent (10%) or more of the outstanding voting securities of such other Person; and

   (iii) Any Person who is an officer, director or partner of a company, corporation, association and/or partnership.

  1.03 "Assignee" shall mean a Person who has acquired a beneficial interest of any type in the Partnership from a third party, including a Partner or his Assignee, but who has not yet become a Substitute Limited Partner as provided in
Section 8.03 hereof.

  1.04 "Bankruptcy" shall mean the institution of any proceedings on behalf of a Person under federal or state law for the relief of debtors, including the filing of a voluntary or involuntary petition in bankruptcy, or the adjudication as insolvent or bankrupt, or the assignment of the Person's property for the benefit of creditors, or the appointment of a receiver, trustee or a conservator of any substantial portion of the Person's assets, or the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the Person's assets, and the failure in the case of any of the foregoing events to obtain the dismissal of the proceedings or removal of the receiver, trustee or conservator or the recovery of the seized assets within ninety (90) days from the occurrence of any of the above-listed events.

  1.05 "Capital" shall mean the money and/or the value of the property or services contributed to the Partnership by a Partner in exchange for his Percentage Interest in the Partnership.

  1.06 "Capital Account" shall mean the account maintained by the Partnership for each Partner as part of the Partnership's internal records. Each Partner's Capital Account shall be credited with the amount of that Partner's Original Invested Capital, with the amount of each subsequent contribution of Capital and with the amount of that Partner's share of Net Income allocated to that Partner. Each Partner's Capital Account shall likewise be debited in the amount of each Distribution made to a Partner (provided, however, that any Distribution of an asset (other than cash) to a Partner shall result in a reduction in such Partner's Capital Account in an amount equal to the Gross Asset Value of the distributed asset net of liabilities secured by such asset that the Partner is considered to assume or take subject to under Section 752 of the Code) and with the amount of that Partner's share of Net Loss allocated to that Partner. It is the intent of the Partnership to maintain Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv) and, accordingly, all Capital Accounts shall be adjusted in any manner necessary to conform to Regulations Section 1.704-1(b)(2)(iv).

  1.07 "Cash Available For Distribution" shall mean the excess of Partnership cash, including but not limited to, cash realized from Partnership operations, from the sale or refinancing of Partnership assets, and/or from any and all loans made to the Partnership, over: (i) cash required to satisfy incurred Operating Expenses and (ii) the Working Capital Reserve.

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  1.08 "Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent, superseding revenue laws.

  1.09 "Development" shall mean the Seventy-Eight (78) single-family, detached homes to be constructed by Inco Homes on the Real Property located in Lancaster, California and all other on-site and off-site improvements related thereto.

  1.10 "Distribution" shall mean the cash or other property distributed to a Partner from or on behalf of the Partnership as a result of his interest in the Partnership. "Cash Distribution" shall mean a Distribution consisting only of the lawful money of the United States.

  1.11 "General Partner" shall mean Inco Homes Corporation or any other Person who shares with, or succeeds to, its capacity as the general partner of the Partnership.

  1.12 "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

   (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

   (b) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner after the formation of the Partnership in exchange for more than a de minimis Capital contribution;
(ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership; and (iii) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

   (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

   (d) The Gross Asset Value of the Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) and 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (d) to the extent that the General Partner determines that an adjustment pursuant to paragraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

  If the Gross Asset Value of any asset has been determined or adjusted pursuant to paragraphs (a), (b) or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation (defined in Section 1.17(d) hereof) taken into account with respect to such asset for purposes of computing Net Income and Net Loss under Section 1.17 hereof.

  1.13 "Inco" shall mean Inco Homes Corporation, a Delaware corporation.

  1.14 The "Limited Partner" shall mean the Gibbs Family Trust Dated February 19, 1993.

  1.15 "Net Income" and "Net Loss" shall mean, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

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   (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this Section 1.17 shall be included in computing such Net Income or Net Loss;

   (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Regulations
Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this Section 1.17, shall be subtracted in computing such Net Income or Net Loss;

   (c) Gain or loss resulting from any disposition of an asset of the Partnership shall be computed by reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

   (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation (as defined in the following sentence) for such fiscal year or other period, computed in the following manner. "Depreciation" for each fiscal year or other period, shall be an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted tax basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning book value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis and if such adjusted tax basis is zero, the Depreciation shall be based on the method of depreciation utilized in preparing the financial statements of the Partnership; and

   (e) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.17(b) or (c) above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss.

  1.16 "Operating Expenses" shall mean all direct and indirect costs and fees payable to all Persons for the day-to-day operation, management and administration of the Partnership. Operating Expenses shall, to the greatest extent allowable, be expensed in the year incurred on the Partnership's income tax returns.

  1.17 "Original Invested Capital" shall mean the amount of Capital originally contributed to the Partnership by the Partners as set forth in Sections 4.01 and 4.02 hereof.

  1.18 "Overhead Draw" shall mean the reimbursement to Inco for overhead expenses incurred by Inco as set forth in Section 6.08 hereof.

  1.19 "Partners" shall collectively refer to both the General Partner and the Limited Partner, and reference to a "Partner" shall be to any one of the Partners.

  1.20 "Partnership", shall mean the California limited partnership created pursuant to this Agreement.

  1.21 "Percentage Interest" shall mean the interest of a Partner in the Capital, Net Income, Net Losses and Distributions of the Partnership as set forth herein.

  1.22 "Person" shall mean an individual or a legal entity, including, but not limited to, a partnership, corporation, trust or association.

  1.23 "Real Property" shall mean the Seventy-Eight (78) lots more particularly described in Recital A.

  1.24 "Revised Act" shall mean California Corporations Code Sections 15611-15723, inclusive, more generally known as the California Revised Limited Partnership Act.

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  1.25 "Regulation" shall mean Treasury Regulations.

  1.26 "Working Capital Reserve" shall mean Partnership cash from all sources in an amount as determined by the General Partner that is reasonably necessary to fund the current Operating Expenses plus an amount reasonably estimated by the General Partner as necessary to satisfy the obligations and contingencies expected to mature or accrue in the immediate future based upon the operations of the Partnership conducted in the ordinary course of business.

ARTICLE II
FORMATION OF THE PARTNERSHIP

Section 2.01  Formation of the Partnership.

   (a) The Partners hereby form the Partnership pursuant to the Revised Act. Unless otherwise specifically provided herein, the terms and provisions of the Revised Act shall control the formation, operation and administration of the Partnership.

   (b) Following the execution hereof, the General Partner shall take all action required under the Revised Act to properly form the Partnership as a limited partnership under the laws of California, including particularly, but not limited to, the completion, execution and filing of a Certificate of Limited Partnership, Form LP-1, with the California Secretary of State.

   (c) Upon the formation of the Partnership, each Partner shall have all of the rights, liabilities, obligations and responsibilities of either a general partner or a limited partner, as the case may be, as provided under the Revised Act and other pertinent laws of California.

Section 2.02  Name of the Partnership.

  The name of the Partnership shall be "TRIUMPH-LANCASTER HOUSING PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP", or such other name as allowed under California law as may be selected by the General Partner from time to time.

Section 2.03  Principal Office and Place of Business.

  The principal office and place of business of the Partnership shall be 1282 West Arrow Highway, Suite 200, Upland, CA 91786 or such other place as may be selected by the General Partner from time to time. The General Partner shall immediately notify the Limited Partners of any change in the location of the principal office or place of business of the Partnership.

Section 2.04  Term of the Partnership.

   (a) The term of the Partnership shall commence on the date hereof and shall continue until the dissolution of the Partnership which shall occur upon the earliest of the following events:

    (i) The election to dissolve by both the General Partner and Limited Partners who own a majority Percentage Interest of all Limited Partners in the Partnership;

    (ii) The sale of all or substantially all of the assets of the Partnership and the distribution of the net proceeds therefrom to the Partners, in general, and the receipt of all proceeds due the Partnership under the Secured Participation Note and the distribution of all net proceeds to the Partners, in particular;

    (iii) The removal, bankruptcy, incompetency or dissolution of the then last remaining general partner of the Partnership; or

    (iv)  December 31, 2016.

   (b) The occurrence of any of the events set forth in Section 2.04(a) above shall automatically cause a dissolution of the Partnership and of the relationship between the Partners created hereunder pursuant to the Revised Act. The Partners nevertheless may, upon the occurrence of any of these events, reconstitute the business of the Partnership in a new limited partnership on the same terms as this Agreement and with a new general partner selected by the affirmative vote of the Partners who then own a majority Percentage Interest of all Partners in the Partnership. Expenses incurred in the reformation, or attempted reformation, of the Partnership shall be deemed Operating Expenses of the Partnership.

Section 2.05  Relationship of the Partners.

  The relationship between the parties hereto is solely as partners in the Partnership which is being formed pursuant hereto only for the purpose described in Section 3.01 hereof. The parties hereto do not intend to be, nor shall they be construed to be, by estoppel or any other fact or legal doctrine, a legal entity of any other kind or formed for any purpose other than as a partnership formed for the purpose set forth in the preceding sentence, nor shall any Partner have any right or power to commit or bind or make liable any other Partner for any other purpose or to any greater extent than as set forth herein. Accordingly, the Partners may engage in or possess interests in other businesses of every kind and description, including loans to and/or equity interests in real estate developments which interests may or may not compete with the Partnership and/or any other Partner, and no Partner shall have any rights based on this Agreement to participate in or in any way limit, restrict or control or share in any such other interest or business of any other Partner whatsoever.

Section 2.06  Title to Assets.

Title to all assets of the Partnership shall be held in the Partnership's name.

ARTICLE III
PURPOSE OF THE PARTNERSHIP

Section 3.01   Purpose of the Partnership.

  The sole purpose of the Partnership is to purchase the Real Property, obtain the remaining entitlements, and to construct the Development and to sell the constructed single family homes to buyers in the "entry-level" price range in Lancaster, California and thereby earn the maximum possible profit reasonably obtainable for the partners.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Section 4.01  Capital Contribution of the General Partner.

  The General Partner shall contribute to the Partnership the sum of One Thousand Dollars ($1,000) in the lawful money of the United States which shall be its Original Invested Capital. The General Partner shall also contribute to the Partnership (but shall receive no credit to its Capital Account) all of its rights to purchase and develop the Real Property.

Section 4.02  Capital Contribution of the Limited Partner.

   (a) The Limited Partner shall contribute to the Partnership on the date of this Agreement the sum of One Hundred and Ninety Thousand Dollars ($190,000) in the lawful money of the United States (which amount is deemed to be its Original Invested Capital).

Section 4.03  Additional Capital Contributions.

  No Partner shall be required to contribute any additional Capital to the Partnership. A Partner may, subject to the approval of both the General Partner and Limited Partner contribute additional Capital to the Partnership in which event each of the Partner's respective Percentage Interest shall be adjusted accordingly.

Section 4.04  Interest on Capital Contributions.

  No Partner shall receive any interest on his Capital contributions to the Partnership.

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

Section 4.05  Loans and Other Business Transactions.

  Inco may from time to time have to advance funds to the Partnership to fund Partnership operations. A loan to the Partnership shall bear such interest and shall be on such other terms and conditions as the General Partner and the Limited Partner agree. Partners who make loans to or who transact other business with the Partnership shall have the same rights and shall be subject to the same obligations arising out of such transaction as would be enjoyed or imposed upon any non-Partner third party who engaged in a similar business transaction with the Partnership.

Section 4.06  Return of Capital Contributions.

  No Partner may withdraw any Capital from the Partnership and no Partner shall be entitled to the return of his contributions to Capital to the Partnership except as provided in Section 5.03 during the term of the Partnership or in
Section 9.03 upon the dissolution of the Partnership. Furthermore, the General Partner shall not be liable for the return of the Capital of the Limited Partner. Any return of Capital to any Partner shall be made solely from Partnership assets and once such Capital is returned to a Partner, such Partner shall have no further obligation to again contribute same to the Partnership.

ARTICLE V
INCOME/LOSSES AND CASH DISTRIBUTIONS

Section 5.01  Accountings.

  As soon after the close of each fiscal year as is reasonably practical (not to exceed 90 days), an annual accounting shall be made with respect to the affairs of the Partnership for, and as of, the end of such fiscal year. Upon such accounting being made, the Net Income earned or Net Loss incurred by the Partnership during such fiscal year shall be ascertained and shall then be credited or debited, as the case may be, on the books of the Partnership to each Partner's respective Capital Account in the proportion that each Partner shares in Partnership Net Income and Net Losses.

Section 5.02  Allocation of Income and Losses.

  Net Income, Net Losses, tax credits and other items shall be allocated among the Partners as follows:

   (a) Net Losses of the Partnership shall initially be allocated as follows:
One Percent (1%) to the General Partner, and Ninety-Nine Percent (99%) to the Limited Partner. The Net Losses allocated pursuant to this Section 5.02(a) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Limited Partner who is not a General Partner to have a Capital Account deficit at the end of any fiscal year after giving affect to the following adjustments: (i) credit to such Capital Account the amount which such Limited Partner is obligated to restore (pursuant to the terms of this Agreement or under applicable law) or deemed obligated to restore under the Regulations published under Section 704(b) of the Code and (ii) debit to such Capital Account the items described in Regulations Section 1.704-1(b)(2)(ii)(4), (5) and
(6). All Net Losses in excess of such limitation shall be allocated to the General Partner. To the extent that Net Losses are incurred after an allocation of Net Income has been made pursuant to Section 5.02(c) hereof, such Net Loss shall first be allocated so as to reverse the effect of the allocation of Net Income on the Capital Accounts of the Partners who have received such allocations on a "last in, first out" basis, and thereafter such additional Net Losses shall be allocated pursuant to this Section 5.02(a).

   (b) Net Income of the Partnership shall initially be allocated in reverse order of the allocation of Net Losses in proportion to, and until such time as, the prior Net Losses of the Partnership, if any, shall be restored pursuant to this Section 5.02(b).

   (c) After the allocations provided in Section 5.02(b) hereof have been made, Net Income shall thereafter be allocated among the Partners as follows:

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

       (i) First, One Hundred Percent (100%) to the Limited Partner in the amount of and as required under the Code and Regulations to reflect the Cash Distributions to the Limited Partner pursuant to Section 5.03(b)(ii) hereof;

       (ii)   Thereafter:

              General Partner               50.0%
              Limited Partner               50.0%
                                           ------
              Total                        100.0%
                                           ======

Section 5.03  Cash Distributions.

  (a) Not less often than within fifteen (15) days after the end of each calendar month, the General Partner shall distribute to the Partners in the amounts and proportions as hereinafter provided (and as appropriate debit such Distributions from their respective Capital Accounts) all Cash Available For Distribution. Except as provided under California Corporations Code Section 15666, once distributed, such cash shall be the property of the Partners and need not be returned, loaned or recontributed to the Partnership.

  (b) Cash Available For Distribution shall be distributed to the Partners in the following amounts and order:

   (i) First, to repay in full any and all loans made to the Partnership by a Partner;

   (ii) Next, One Hundred Percent (100%) to the Limited Partner as a preferred return until the Limited Partner has received Cash Distributions pursuant to this Section 5.03(b)(ii) in the amount equal to Ten Percent (10%) of its Adjusted Invested Capital;

   (iii) Next, One Hundred Percent (100%) to the Partners on a pro-rata basis until each Partner has received an amount equal to all of its respective Adjusted Invested Capital; and

   (iv) Then, all future Cash Available For Distribution shall be distributed to the Partners as follows:

              Partner                  Percentage of Distribution
              General Partner                     50.0%
              Limited Partner                     50.0%
                                                 ------
              Total                              100.0%
                                                 ======

  (c) The Partnership is authorized to withhold from Distributions (including Distributions pursuant to Section 9.03 hereof) any amount required to be withheld under applicable federal and state statutes, rules and regulations. Any amounts withheld from Distributions shall be treated as distributed to the Partner on whose behalf the withholding was made.

ARTICLE VI
GENERAL PARTNER

Section 6.01  General Partner.

  The Partnership shall initially have only one (1) general partner, Inco Homes Corporation. The Percentage Interest owned by the General Partner is set forth on Exhibit A hereto.

Section 6.02  Management of the Partnership.

  The General Partner shall, subject to the limitations hereinafter set forth, have full, complete and exclusive discretion and authority to manage and control the business and affairs of the Partnership for the purpose herein stated. In so doing the General Partner shall take all actions reasonably necessary and appropriate to conduct the business and affairs of the Partnership as a reasonable, prudent businessman would conduct his own affairs. The General Partner shall devote as much of its time and the time of its personnel as is necessary to manage the business and affairs of the Partnership on a first-class basis and shall take all actions reasonably necessary and appropriate to foster, protect and promote the interest of the Limited Partners as a group.

Section 6.03  Authority of the General Partner.

  (a) The General Partner shall have the authority to take and perform any and all acts that the Partnership and the general partner of a California limited partnership, formed and operated under the Revised Act, are authorized to take and perform (but only to the extent to prudently pursue the sole business purpose of the Partnership as set forth in Section 3.01 hereof), including, but not limited to:

   (i) Acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

   (ii) Construct, operate, maintain, finance, and improve, and own, sell, convey, assign, mortgage, or lease any real property and/or any personal property;

   (iii) Sell, dispose, trade, or exchange Partnership assets in the ordinary course of the Partnership's business;

   (iv) Enter into, execute and perform, agreements and contracts;

   (v) Purchase liability and other insurance to protect the Partnership's properties and business;

   (vi) Borrow money and lend money for and on behalf of the Partnership, and, in connection therewith, execute and deliver all appropriate instruments relating thereto, including instruments encumbering Partnership property;

   (vii) Prepay and/or refinance any loans made by or made to the Partnership and, in connection therewith enter into, amend, modify, or extend any mortgages or deeds of trust which may affect any asset of the Partnership and execute for and on behalf of the Partnership any extensions, renewals, or modifications the loans secured by such mortgages or deeds of trust;

   (viii) Make any and all expenditures which the General Partner, in its sole discretion, deems necessary or appropriate in connection with the management of the affairs of the Partnership and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, expenditures for legal, accounting, and other related expenses incurred in connection with the organization, financing, and operation of the Partnership;

   (ix) Operate, manage and protect all Partnership property and hire or retain qualified personnel or professionals as are necessary in connection therewith;

   (x) Institute and/or defend actions at law or equity;

   (xi) Invest and reinvest Partnership reserves in short-term instruments or money market funds.; and

   (xii) Execute any and all other instruments and documents which may be necessary or in the opinion of the General Partner desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Partnership.

  (b) Notwithstanding anything herein to the contrary, the General Partner shall have no authority to do any of the following without the prior written consent of the Limited Partners who own a majority of the Percentage Interest owned by all Limited Partners:

   (i) Take any action that is in contravention of the specific terms, provisions and authorities provided and granted hereunder or by law;

   (ii) Take any action or fail to take any action, as and when required, the effect of which would materially adversely affect or make it impossible to carry on the business of the Partnership;

   (iii) Admit a Person as a general partner of the Partnership; or

   (iv) Amend this Agreement in any material respect other than as allowed under
Section 7.09(a)(i) hereof.

Section 6.04 Representations and Warranties and Affirmative Covenants of the General Partner.

       As a material condition for the Limited Partner to enter into this Agreement, the General Partner hereby represents and warrants to, and agrees with, the Limited Partner as follows:

  (a) Promptly following the execution hereof, Inco shall contribute to the Partnership by deed or assignment at no cost to the Partnership any portion of the Real Property heretofore purchased in the name of the General Partner, the right to purchase the remainder of the Real Property and all rights with respect thereto to develop same and the Partnership shall reimburse Inco for all of the costs and expenses incurred by Inco to-date to acquire same.

  (b) Title to the Real Property shall be subject only to such liens, encumbrances and exceptions which have been reviewed and approved by the Limited Partner and which the General Partner represents and warrants will not have any adverse affect on the Partnership constructing and selling the Development in the time and manner projected by the General Partner. The General Partner shall furnish the Limited Partner with a copy of the CLTA owner's policy of title insurance which shows that the Partnership is the fee owner of the Real Property subject to only such exceptions and exclusions as previously approved by the Limited Partner.

  (c) The General Partner has, to the extent that it is legally able to, or it is practical to do so, concurrently herewith assigned to the Partnership, and by this Section 6.04(c) hereby assigns to the Partnership, all of its right, title and interest in and to all maps, drawings, plans, rights, fees, documents and any and all other tangible and intangible property pertaining to the Real Property and the right to construct and market the Development and the Partnership shall concurrently reimburse Inco for all of the costs and expenses incurred by Inco to-date in connection therewith. The General Partner further agrees to assign to the Partnership any such property that it might hereafter ever own or receive. Following such assignment(s), the Partnership shall own directly, or with the General Partner, all of the tangible and intangible property and rights pertaining to the Real Property necessary and/or required for the construction and sale of the Development.

  (d) The General Partner reasonably believes that it has, and shall provide to the Partnership, all of the personnel, resources and expertise necessary to construct and market the Development on a highly professional basis. The General Partner shall contribute to the Partnership on a non-exclusive basis the time, personnel and resources necessary to construct the Development in a diligent, efficient, cost effective, and highly professional basis and to finance and market same in a manner that the General Partner believes will earn the maximum profit reasonably obtainable for the Partners.

  (e) The General Partner shall use its best efforts to timely construct, or cause to be constructed, the Development and all on-site and off-site improvements related thereto:

   (i) In a workmanlike manner using subcontractors who have the reputation of constructing a high quality work product consistent with Inco's standards and prior developments of Inco similar to the Development; and

   (ii) Shall use such materials that in all ways substantially comply with plans and specifications and that equal or, if necessary, exceed code requirements, to cause the improvements constituting the Development to not have any material defects as a result of the materials used to construct same.

  (f) The General Partner shall use its best efforts where it deems it necessary to obtain warranties and guarantees, and, where appropriate, to also obtain performance and/or guarantee bonds from all suppliers, materialmen and subcontractors who supply materials and/or labor to the Development.

Section 6.05  Delegation of Authority.

  The General Partner may delegate any or all of its powers, rights and obligations hereunder (but not its responsibilities) and may appoint, employ, contract or otherwise deal with any person or entity for the transaction of the Partnership business, which person or entity may perform any acts or services for the Partnership.

Section 6.06  Partnership Expenses.

  The Partnership shall reimburse the General Partner for all direct (out-of-pocket) costs and expenses reasonably incurred by him to third parties in furtherance of the business and affairs of the Partnership.

Section 6.07  Compensation of General Partner.

  (a) The General Partner shall be paid no organization, syndication or other front end fees or other compensation or consideration of any sort as a result of the formation of the Partnership.

  (b) The General Partner shall receive the interest in Income and Losses as set forth in Section 5.02 hereof and the interest in Cash Distributions as set forth in Section 5.03(b)(iii) hereof.

Section 6.08  Reimbursement of Overhead Expenses of the General Partner.

  The General Partner shall be entitled to receive an Overhead Draw from the Partnership in the amount of Three Percent (3%) of the actual sales price of the homes in the Development to reimburse the General Partner for its overhead expenses it incurs to construct and market the Development. Said Overhead Draw may initially be payable in advance of such sales from cash available from the construction loan or other Development financing with the amount of such Overhead Draw paid from such sources on the basis of the total projected sales price of the Development and with the balance of such Draw payable from Cash Available for Distribution as the homes in the Development are sold. The Overhead Draw will be adjusted from time to time as necessary to reflect the actual sales prices realized from the sale of the homes in the Development.

Section 6.09 Resignation, Bankruptcy, Dissolution, or Removal of the General Partner.

  (a) The General Partner may not resign such position without the prior written approval of the Limited Partner which approval the Limited Partner may withhold.

  (b) Upon the bankruptcy, dissolution or removal of the General Partner, the Partnership shall nevertheless continue in full force and effect provided that either (i) the Partnership still has at least one (1) general partner or (ii) the Limited Partners who own a majority Percentage Interest of all Limited Partners consent to the continuation of the Partnership and elect a new general partner so that the Partnership has at least one (1) general partner.

  (c) The General Partner may be removed by the affirmative vote of the Limited Partners who own a majority Percentage Interest of all Limited Partners only for "cause" (fraud, mismanagement, breach of fiduciary duty and any other matter which materially adversely affects the ability of the General Partner to perform its duties hereunder but "cause" shall not include any action or decision which the General Partner does or makes in good faith as part of the day-to-day operations of the Partnership). Notice of such removal shall be served on the General Partner either by certified or by registered mail, return receipt requested, or by personal service. The notice shall, among other things, set forth the specific reasons or causes for such removal and the effective date of the removal. Notwithstanding the foregoing, the

General Partner shall, after receipt of the notice, be given a reasonable period of time to correct any and all such deficiencies which caused the vote for its removal and to thereby return to compliance hereunder.

  (d) If the General Partner is allowed to resign or becomes bankrupt, is dissolved, or is removed, it shall automatically have its Percentage Interest in the Partnership converted to that of a Limited Partner.

Section 6.10  Other Investment Opportunities.

  Except as otherwise expressly set forth herein, provided that the General Partner at all times uses its reasonable efforts to maximize Partnership profits, the General Partner shall be free to engage in other businesses of any type, including investing in, and developing real estate of any type whatsoever, and may engage in other enterprises and businesses, including those in direct competition with the Partnership, and need not offer such business opportunities to the Partnership or to the Limited Partner and may take advantage of those opportunities for its own account or for the account of other partnerships or enterprises with which it is associated. Accordingly, neither the Partnership nor any other Partner shall have the right to any income or profit earned by the General Partner from any such other enterprise or opportunity in which it participates.

Section 6.11  Release of the General Partner.

  THE PARTNERSHIP AND THE LIMITED PARTNER EACH HEREBY RELEASE AND FORGIVE THE GENERAL PARTNER FOR ANY LOSS, DAMAGE, OR LIABILITY INCURRED OR SUFFERED BY THE PARTNERSHIP OR BY THE LIMITED PARTNER CAUSED OR DUE TO THE GENERAL PARTNER ACTING IN SUCH CAPACITY FOR THE PARTNERSHIP, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE FORMATION OF THE PARTNERSHIP (INCLUDING ANY ALLEGED VIOLATION OF FEDERAL OR STATE SECURITIES LAWS) OR THE LIKE; PROVIDED THAT SUCH RELEASE SHALL NOT APPLY WITH RESPECT TO ANY ACTION OR INACTION OF THE GENERAL PARTNER WHERE THE COURT DETERMINES THAT THE GENERAL PARTNER WAS ACTING FRAUDULENTLY, IN BAD FAITH, OR WAS GROSSLY NEGLIGENT.

Section 6.12  Indemnification of the General Partner.

  THE GENERAL PARTNER SHALL BE HELD HARMLESS AND INDEMNIFIED BY THE PARTNERSHIP FOR ANY LIABILITY OR LOSS TO THIRD PARTIES SUFFERED BY THE PARTNERSHIP, OR BY THE GENERAL PARTNER INDIVIDUALLY, INCURRED BY VIRTUE OF IT ACTING AS THE GENERAL PARTNER FOR THE PARTNERSHIP; PROVIDED, HOWEVER, SUCH INDEMNIFICATION SHALL NOT APPLY WITH RESPECT TO ANY ACTION OR INACTION OF THE GENERAL PARTNER WHERE THE COURT DETERMINES THAT THE GENERAL PARTNER WAS ACTING FRAUDULENTLY, IN BAD FAITH, OR WAS GROSSLY NEGLIGENT.

ARTICLE VII
LIMITED PARTNER

Section 7.01  The Limited Partner.

  (a) The Partnership shall initially have only one (1) Limited Partner, the
Gibbs Family Trust Dated February 19, 1993.   The Percentage Interest owned by
the Limited Partner is set forth on Exhibit A hereto.

Section 7.02  Management and Control.

  The Limited Partner shall, except as allowed under the Revised Act (such as California Corporations Code Section 15632(b)) or as provided hereunder, take no part in or interfere in any manner with the management, conduct or control of the Partnership business and shall have no right, power or authority to act for or bind or obligate the Partnership in any manner whatsoever. Notwithstanding the foregoing, if the General Partner has been removed and the Partnership has been dissolved, the Limited Partner may, as allowed under the Revised Act, act for and bind the Partnership during the winding up period.

Section 7.03  Voting Rights.

  The Limited Partner shall, as allowed by the Revised Act, have the right to approve (or disapprove) all matters allowed to be approved (or disapproved) by limited partner under the Revised Act (such as California Corporations Code
Section 15636(f)) including, but not limited to, the following Partnership matters before the General Partner initiates such specified act (unless a different approval and/or authorization is specifically provided hereunder in which event the terms of this Agreement shall control):

  (a) The dissolution and winding up of the Partnership;

  (b) The sale, exchange, lease, or other transfer of all or substantially all of the assets of the Partnership;

  (c) A change in the nature and/or purpose of the Partnership's business;

  (d) Transactions in which the General Partner has an actual or potential conflict of interest with either the Limited Partner;

  (e) The removal of the General Partner which the Limited Partner may do but only if it does so in compliance with Section 6.09(c) hereof;

  (f) The election of a successor general partner if the General Partner is removed by the Limited Partner pursuant to Section 6.09(c) hereof, or the election of an additional general partner; and

  (g) Such other matters that are specifically set forth herein.

Section 7.04  Partnership Meetings.

  Unless otherwise provided herein, Partnership meetings shall be called and held in accordance with the procedures set forth in Section 15637 of the Revised Act. Partnership meetings may only be called by either the General Partner or by the Limited Partner. Partnership meetings shall be held at the principal office of the Partnership or any other place within Los Angeles County, California as set forth in the notice of meeting.

Section 7.05  Limitations on Rights of the Limited Partner.

  (a) The Limited Partner shall have no right or power to:

   (i) Withdraw or reduce any portion of its Adjusted Invested Capital except as a result of the dissolution of the Partnership or as otherwise provided herein or by law;

   (ii) Bring an action for any partition of any property or assets owned by the Partnership;

   (iii) Cause the termination and dissolution of the Partnership, except as set forth in this Agreement; or

   (iv) Demand to receive property other than cash in return for its Adjusted Invested Capital.

  (b) No Limited Partner shall have priority over any other Partner either as to the return of its respective Adjusted Invested Capital or as to allocations of Net Income, Net Loss, or Distributions.

Section 7.06  Additional Limited Partner.

  The General Partner may, only with the prior written consent of the Limited Partner, admit additional limited partner to the Partnership.

Section 7.07  Death, Incompetency, Dissolution or Bankruptcy of a Limited
Partner.

  The death, legal incompetency, dissolution or bankruptcy of the Limited Partner shall not terminate or in any way affect the Partnership in any manner whatsoever. Upon the death, legal incompetency, dissolution or bankruptcy of the Limited Partner, the personal representative, guardian, trustee or other successor in interest of said Limited Partner shall have all of the rights of the Limited Partner for the sole purpose of settling the estate or affairs of the Limited Partner; provided however, that with the written consent of the

General Partner, such personal representative, guardian, trustee or other successor in interest, or the estate of the Limited Partner, or the distributee of such estate, may be designated as a Substitute Limited Partner in the Partnership in the place of said Limited Partner.

Section 7.08  Representations of the Limited Partner.

  The Limited Partner, by executing and delivering this Agreement, represents, warrants, and covenants with the Partnership, and to and with the General Partner, that:

   (a) The Limited Partner is sophisticated and experienced in business affairs, in general, and with respect to investing in the development of tract single family housing, in particular.

   (b) The Limited Partner is acquiring its Percentage Interest for purpose of long-term investment for its own account and for the account of its respective Limited Partner. The Limited Partner recognizes and understands that the Percentage Interest being purchased and sold hereunder has not been registered under the Securities Act of 1933, as amended, by reason of the fact that the contemplated transaction is exempt from registration pursuant to Regulation "D" of the Securities Act of 1933, as amended, nor has the Percentage Interest been qualified under the California Securities Law of 1968 pursuant to the exemption therefrom provided under Section 25102(f) of the California Corporations Code. To qualify for such exemptions, the Limited Partner hereby represents and warrants that it is purchasing the Percentage Interest for its own account and not for the purpose of distribution; that no Person other than the Limited Partner (and its respective Limited Partner) owns any beneficial interest in the Limited Partner's Percentage Interest; and that there are no contracts, undertakings or arrangements with any Person to sell or transfer to any Person or to have any Person sell for it all or any portion of its Percentage Interest or to afford or allow any participation therein by any other Person. The foregoing representations, warranties and covenants do not preclude the existence of such rights, if any, as a Partner's spouse may have as to his Percentage Interest under community property laws.

   (c) The Limited Partner understands that the residential development business in Southern California has been in a depression in the last several years and that there is no guarantee or assurance that the development will be profitable.

   (d) The Limited Partner understands that the remedies of the Limited Partner in the event of default by the General Partner are severely limited under California law and that Inco does not have a substantial net worth and even if the Limited Partner were to obtain a deficiency judgment against the General.

Section 7.09  Power of Attorney.

   (a) The Limited Partner hereby makes, constitutes and appoints Inco Homes Corporations as its true and lawful Attorney-in-Fact, with full power and authority to act in his name and on his behalf with respect to the execution, acknowledgment, delivery, filing and recording of documents pertaining to the Partnership as follows:

     (i) Any documents or instruments required to receive an interest in the Partnership, including any assignment and substitution agreement, this Limited Partnership Agreement and any amendments to this Limited Partnership Agreement, required or allowed under the laws of the State of California or any other state, provided that such agreements are expressly allowed hereunder or otherwise do not materially adversely change the Percentage Interest owned by, or the rights, preferences, and privileges of, the Limited Partner hereunder.

    (ii) Any documents which may be required to establish the Partnership or amend this Limited Partnership Agreement or to effect the continuation of the partnership, the admission of an additional or substituted limited partner or general partner or the dissolution and termination of the Partnership, provided that such establishment, continuation, admission, transfer or dissolution and termination is materially in accordance with the terms of this Limited Partnership Agreement; and

      (iii) Any other instrument, document, deed or lien of any type or form whatsoever that may be required to be signed by the Partnership to further the business of the Partnership which said Attorney-in-Fact deems advisable to sign, provided that such instruments are not inconsistent with this Limited Partnership Agreement.

  (b) The Power of Attorney is a special power of attorney, coupled with an interest and is irrevocable and shall survive the death, bankruptcy, disability, incapacity and cessation of the existence of the Limited Partner as a legal entity. The Limited Partner hereby gives and grants to said Attorney-in-Fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary or appropriate to be done in or in connection with this power of attorney as fully to all intents and purposes as the Limited Partner might or could do if personally present, hereby ratifying all that said Attorney-in-Fact shall lawfully do or cause to be done by virtue of this power of attorney.

ARTICLE VIII
TRANSFER OF PARTNERSHIP INTERESTS

Section 8.01 Permitted Transfer of Partnership Interests.

  A Partner shall have the right without restriction to sell, assign, or transfer his Percentage Interest or any portion thereof to any of the following:

  (a) To another Partner;

  (b) To any immediate relative of the Transferring Partner;

  (c) To an inter vivos trust primarily for the benefit of the Transferring Partner and/or any immediate relative of the Transferring Partner;

  (d) By will or by testamentary trust to any Person whatsoever.

Notwithstanding the foregoing, any Person who acquires a Percentage Interest in the Partnership in the manner set forth in subparagraphs (a) through (d) above shall nevertheless acquire and hold such Percentage Interest subject to the terms of Section 8.02 hereof.

Section 8.02  Right of First Refusal.

  (a) Before there can be a valid sale, assignment or transfer ("Transfer" herein) of any or all of a Partner's Percentage Interest in the Partnership to any Person not set forth in Section 8.01 hereof, the Partner who desires to Transfer his Percentage Interest in the Partnership (the "Transferring Partner" herein) shall first give written notice to the General Partner of his intention to Transfer such Percentage Interest (the "Notice" herein). The Notice shall specify the Percentage Interest to be Transferred, the price, the terms on which such Transferring Partner intends to make such Transfer, and the name and address of each Person who is to acquire such Percentage Interest.

  (b) The General Partner shall, within Ten (10) days after the receipt of the Notice, send a copy of same to all of the other Partners.

  (c) Such other Partners, including the General Partner, shall have Thirty (30) days from the date they receive the Notice within which to offer to acquire all or part of the Percentage Interest the Transferring Partner desires to Transfer for the same price and upon the same terms and conditions as set forth in the Notice. Such offer must be in writing and must be received by the General Partner before the end of said Thirty (30) day period.

  (d) If the other Partners offer to purchase a Percentage Interest which exceeds the Percentage Interest the Transferring Partner desires to Transfer, each Partner who desires to purchase such Percentage Interest (the "Offering Partner" herein) shall be entitled to purchase such proportion of the Percentage Interest referred to in the Notice as his respective Percentage Interest in the Partnership bears to the total Percentage Interest in the Partnership owned by all of the Offering Partners.

  (e) Provided that the Offering Partners collectively offer to purchase all, but not less than all, of the Percentage Interest the Transferring Partner desires to Transfer, the General Partner shall give the Transferring Partner written notice thereof within Ten (10) days after the end of the Thirty (30) day period referred to in Section 8.02(c) above and the Transferring Partner shall, within Ten (10) days after the receipt of said notice from the General Partner sell his Percentage Interest to the Offering Partners for the same price and upon the identical terms and conditions as set forth in the Notice.

  (f) If the Offering Partners collectively do not within the Thirty (30) day period referred to in Section 8.02(c) above so offer to purchase all, and not less than all, of such Percentage Interest which the Transferring Partner desires to Transfer, the General Partner shall promptly notify the Transferring Partner thereof and the Transferring Partner shall have no obligation to sell any of his Percentage Interest to the other Partners as hereinabove provided and may, within the next Sixty (60) days after the receipt of such notice from the General Partner, Transfer all of the Percentage Interest referred to in the Notice but only to the Person or Persons set forth in the Notice and only for the same price and upon the identical terms and conditions as set forth therein. Any such transferee shall nevertheless take such Percentage Interest subject to each and all of the terms of this Agreement including, particularly, the provisions of this Article VIII. If such Transfer is not made by the Transferring Partner within said Sixty (60) day period exactly as set forth in
Article VIII hereof, the Transferring Partner shall again have to fully comply with all of the terms and conditions of this Article VIII before Transferring, or attempting to Transfer, his Percentage Interest in the Partnership referred to in the notice.

  (g) Any Transfer, or attempted Transfer, by a Partner of any portion of his Percentage Interest shall be null and void unless the terms, conditions and provisions of this Section 8.02 are strictly observed and followed.

Section 8.03  Admission of a Substitute Partner.

  (a) Subject to the other provisions of this Article VIII, an Assignee of any portion of a Percentage Interest of a Partner shall be admitted as a Substitute Partner of the Partnership only upon the completion of the following:

   (i) With respect to the admission of a Substitute Limited Partner, consent of the General Partner which consent the General Partner may unreasonably withhold;

   (ii) The Transferring Partner, at his expense, shall provide the General Partner with an opinion of counsel acceptable to counsel for the Partnership that such a substitution will not cause the Partnership to be deemed to be dissolved and will not cause the Partnership to be taxed other than as a partnership for federal income tax purposes;

   (iii) The Assignee shall have accepted and agreed to be bound by all of the terms and provisions of this Agreement by executing a counterpart hereof, and such other documents or instruments as the General Partner and Partnership counsel may require in order to effect the admission of such Person as a Substitute Partner hereof; and,

   (iv) The Transferring Partner or his Assignee shall reimburse the Partnership for all costs, fees and expenses incurred by it in connection with such Transfer.

  (b) For the purpose of allocating Partnership Income and Losses and making Partnership Distributions, a Substitute Partner shall be treated as having become a Partner on the date he signs and delivers a copy of this Agreement to the General Partner.

Section 8.04  Tax Elections - Transfer of Partnership Interests.

  In the event of a Transfer of all or any part of the Percentage Interest of a Partner, the Partnership hereby elects, pursuant to Code Sections 743 and 754 (or any corresponding provisions of succeeding law), to adjust the basis of the Partnership property with respect to the Percentage Interest of such Transferring Partner. With respect to any Partner whose Percentage Interest has been affected by an election pursuant to Code Section 754, appropriate adjustments shall be made to the determination of Partnership Income, Losses and Distributions. Each Partner agrees to furnish the Partnership with all information necessary to give effect to such election. The Partnership may elect to make any other election permitted under any provision of the Code if, in the opinion of the General Partner based upon the advice of tax counsel and/or the accountants for the Partnership, such election would be advantageous to the Partners as a group, or to any Partner, without being disadvantageous to any other Partner.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

Section 9.01  Dissolution of the Partnership.

  The Partnership shall be dissolved and its assets liquidated and distributed at the time provided in Section 2.04(a) hereof.

Section 9.02  Winding Up and Distribution.

  (a) Upon the dissolution of the Partnership, the Partnership business shall be wound up and its assets liquidated as provided in this Section 9.02 and the net proceeds of such liquidation shall be distributed in accordance with Section
9.03 hereof.

  (b) The General Partner shall act as liquidator and shall file all certificates and notices of the dissolution of the Partnership required by law. The General Partner shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership's property and assets; provided, however, that if it determines that an immediate sale of part or all of the Partnership's property would cause undue loss to the Partners, in order to avoid such loss, except to the extent prohibited by the Revised Act, it may defer the liquidation of the Partnership's property for a reasonable time. Upon the complete liquidation and distribution of the Partnership's assets, the Partners shall cease to be Partners of the Partnership and the General Partner shall execute, acknowledge and cause to be filed all certificates and notices required by law to terminate the Partnership.

  (c) Upon the dissolution of the Partnership, the accountants for the Partnership shall promptly prepare, and the General Partner shall furnish to each Partner, a statement setting forth the assets and liabilities of the Partnership upon its dissolution. Promptly following the complete liquidation and distribution of the Partnership's property and assets, the Partnership's accountants shall prepare, and the General Partner shall furnish to each Partner, a statement showing the manner in which the Partnership's assets were liquidated and distributed and the receipts and disbursements therefor, including an accounting of all of the Distributions made pursuant to Section
9.03 hereof.

  (d) Subject to the foregoing, the business and affairs of the Partnership shall be wound up and its assets distributed in the manner provided by the laws of the State of California.

  (e) After all of the debts of the Partnership have been paid, the Partners may elect by mutual agreement to distribute the assets of the Partnership in kind. In such event, the Partners shall evaluate such assets on a mutually acceptable basis and only if such a basis is agreed to and the evaluation made, the assets shall be distributed to the Partners in the same proportion as if said Distributions were in cash as set forth in Section 9.03 hereof.

Section 9.03  Distribution of Proceeds.

  The proceeds from the liquidation of the assets of the Partnership shall be distributed in the following amounts and order:

  (a) First, payment of the expenses of liquidation;

  (b) Next, payment of the debts of the Partnership, both secured and unsecured, other than debts owing to Partners;

  (c) Next, payment of debts owing to Partners;

  (d) Next, payment to the Limited Partner of the amount due under Section 5.03(b)(ii) hereof;

  (e) Next, to the Partners in accordance with the positive balances in their Capital Accounts, as determined after taking into account all capital account adjustments for the fiscal year during which the liquidation occurs (or, if later, within 90 days after the date of such liquidation), other than any capital account adjustments which are made pursuant to this Section 9.03.
No Partner shall be required to contribute to the Partnership any negative balance in such Partner's Capital Account; and

  (f) Last, to the Partners in the percentage they share in the Cash Distributions of the Partnership as set forth in Section 5.03(b)(iv).

ARTICLE X
BOOKS AND RECORDS

Section 10.01  Partnership Records.

  The General Partner shall keep and maintain at the Partnership's office such Partnership books, records and documents as required under the Revised Act including, but not limited to, the following:

  (a) A current list of the full name and last known business or residence address of each Partner set forth in alphabetical order together with the contribution and the Percentage Interest owned by each Partner;

  (b) A copy of the Certificate of Limited Partnership and all Certificates of Amendment, and executed copies of any powers of attorney pursuant to which any Certificate has been executed;

  (c) Copies of the Partnership's federal, state and local income tax or information returns and reports for the six (6) most recent taxable years;

  (d) An executed copy of the Limited Partnership Agreement and all amendments thereto;

  (e) Copies of financial statements of the Partnership, if prepared, for the six (6) most recent fiscal years; and

  (f) The Partnership's books and records for the current and past three (3) fiscal years.

Section 10.02  Delivery and Inspection of Partnership Records.

  (a) Upon the request of the Limited Partner, the General Partner shall promptly deliver to the Limited Partner, at the expense of the Partnership, a copy of any or all of the information required to be maintained pursuant to
Section 10.01 hereof and any such other data or information about the operations of the Partnership or any financial information about the Partnership requested by said Limited Partner provided that such requested data and or information is reasonable in amount and scope and can be compiled by the General Partner with a reasonable effort.

  (b) The Limited Partner has the right, upon reasonable prior notice, to inspect and copy during normal business hours any and all of the Partnership records required to be maintained pursuant to Section 10.01 hereof.

Section 10.03  Reports.

  (a) Upon the written request of the Limited Partner, the General Partner shall cause to be prepared and delivered to each Limited Partner the following reports of Partnership operations:

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

   (i) An income statement of the Partnership for the initial three-month, six-month and nine-month period of each fiscal year of the Partnership and a balance sheet of the Partnership as of the end of each period.

   (ii) An income statement for each fiscal year of the Partnership, a balance sheet of the Partnership as of the end of each such year and a statement of cash flows of the Partnership for such year.

  (b) The General Partner shall also prepare and deliver to the Limited Partner such other reports as may from time to time be reasonably requested by the Limited Partner pertaining to the operation of the Partnership or the financial status of the Partnership, including, but not limited to, the following:

   (i) A monthly report on the status of the construction, sales, and escrow closings of houses in the Development which shall be delivered to the Limited Partner not later than the Twenty-Fifth (25th) day of the following calendar month;

   (ii) A monthly report on the amount of Cash Available For Distribution and the computation of Net Income which shall be delivered to the Limited Partner not later than the Twenty-Fifth (25th) day of the following calendar month; and

   (iii) A quarterly report on all items described in Sections 10.03(b)(i) and
(ii) above shall be prepared for each calendar quarter and delivered to the Limited Partner by not later than the Fiftieth (50th) day after the end of each calendar quarter and for each calendar year such reports shall be prepared for the year and delivered to the Limited Partner not later than the One Hundred and Fifth (105th) day after the end of each calendar year.

Section 10.04  Tax Returns.

  (a) Certified public accountants for the Partnership shall be retained and instructed by the General Partner to timely prepare and file all required income tax returns for the Partnership.

  (b) The General Partner shall send, or cause to be sent, to each Partner within ninety (90) days after the end of each taxable year the information necessary for the Partner to complete his federal and state income tax or information returns, and, if requested by a Limited Partner, the General Partner shall also send such Partner a copy of the Partnership's complete federal, state and local income tax or information returns for the year.

  (c) The General Partner shall be the "Tax Matters Partner" for the purposes of
Section 6231(a)(7) of the Code.

Section 10.05  Bank Accounts.

  All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in the name of the Partnership in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may from time to time determine.

Section 10.06  Accountants.

  The certified public accountants for the Partnership shall be selected by the General Partner.

Section 10.07  Fiscal Year.

  The fiscal year of the Partnership shall be the calendar year.

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ARTICLE XI
GENERAL PROVISIONS

Section 11.01  Notices.

  Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally, by an overnight delivery service or by the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or communication is served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or communication is served by overnight delivery service, service shall be conclusively deemed made within twenty-four (24) hours after it was delivered to said overnight delivery service. If such notice, demand or communication is given by mail, service shall be conclusively deemed made forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as set forth on Exhibit A hereto. Any party hereto may change his address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other parties hereto.

Section 11.02  Applicable Law and Severability.

  This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed therein. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

Section 11.03  Further Assurances.

  Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their respective obligations hereunder and to carry out the intent of the parties hereto.

Section 11.04  Successors and Assigns.

  All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 11.05  Attorney's Fees.

  In the event any action be instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to be awarded from the losing party such reasonable attorney's fees, costs and expenses (including all court costs) as the Court may award.

Section 11.06  Entire Agreement.

  This Agreement constitutes the entire understanding and agreement of the parties and any and all prior agreements, understandings, or representations of any kind are hereby terminated and canceled in their entirety and are of no further force or effect. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto.

Section 11.07  Captions.

  The captions appearing at the commencement of the paragraphs hereof are descriptive only and for convenience in reference. Should there be any conflict between any such caption and the paragraph at the head of which it appears, the paragraph and not such caption shall control and govern in the construction of this Agreement.

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

Section 11.08  No Partition.

  No Partner, without the prior written consent of the General Partner, shall have any right, power or authority to make application to any court or commence or prosecute any action or to in any way force the partition or involuntary sale of any Partnership property and, in the event any such application is made or any such action is commenced, the General Partner or any other Partner, in their own name or in the name of the Partnership, in addition to all other rights and remedies provided hereunder, at law and in equity, shall have the right to obtain an injunction, decree and/or restraining order to enjoin or stop such application, action or proceeding.

Section 11.09  Counsel For the Partnership.

  The Partnership shall retain the services of Thomas E. Gibbs, Jr., the General Partner, who shall provide certain of the legal services pertaining to the formation, administration and operation of the Partnership, including drafting this Limited Partnership Agreement. The Partnership shall pay Mr. Gibbs only such fees/compensation for such legal services as are approved by Limited Partner who own a majority of the Percentage Interest owned by all Limited Partner and shall reimburse him for all of his direct costs incurred on behalf of the Partnership. The Partners acknowledge that Mr. Gibbs represents the Partnership and not any of the respective Partners; provided, however, since Mr. Gibbs is the general partner of the General Partner of the Partnership, there may be a potential conflict between Mr. Gibbs' legal representation of the Partnership and the legal position of one or all of the Limited Partner. By executing this Agreement, the Limited Partner each hereby waive any such potential conflict in interest and agree to obtain separate legal counsel to represent their respective legal interest with respect to entering into this Agreement.

Section 11.10  Arbitration.

  The parties shall submit any dispute concerning the interpretation of or the enforcement of rights and duties under this Agreement to final and binding arbitration pursuant to the rules of the American Arbitration Association. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of any party, three neutral arbitrators, appointed in accordance with the rules of the American Arbitration Association. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) may award damages and/or permanent injunctive relief, but in no event shall the arbitrator(s) have the authority to award punitive or exemplary damages. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

IN WITNESS WHEREOF, the parties have executed and delivered this Limited Partnership Agreement as of the date first set forth above.

GENERAL PARTNER:                              LIMITED PARTNER:

Inco Homes Corporation,                        Gibbs Family Trust
a Delaware corporation                         Dated February 19, 1993

By -----------------------                     By --------------------
Ira C. Norris,                                 Thomas E. Gibbs, Jr.
 Chairman and CEO                               Trustee

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